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                                                                EXHIBIT 77Q1(E)

BlackRock Funds (the "Registrant"): BlackRock Alternative Capital Strategies
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Fund (the "Fund")
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77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of the Form of Amendment to Addendum No. 12 to the Investment Advisory Agreement between BlackRock Advisors, LLC and the Registrant on behalf of the Fund

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                                BLACKROCK FUNDS

       Amendment to Addendum No. 12 to the Investment Advisory Agreement

   This Amendment dated as of the 1/st/ day of December, 2016 is entered into by and between BLACKROCK FUNDS, a Massachusetts business trust (the "Fund") and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), and is effective as of the date hereof.

   WHEREAS, the Fund and the Adviser desire to amend the original Addendum
No. 12 (the "Addendum") to the Advisory Agreement (as defined below), made
May 14, 2015, as amended to the date hereof, in order to reflect the provisions set forth herein, only with respect to BlackRock Alternative Capital Strategies Fund (the "Portfolio"); and

   WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of September 29, 2006 (the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and

   WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

   WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund previously notified the Adviser that it established the Portfolio, and that it desired to retain the Adviser to act as the investment adviser therefore, and the Adviser notified the Fund that it is willing to serve as investment adviser to the Portfolio; and

   WHEREAS, the Fund and the Adviser entered into the Addendum, with respect to the Portfolio; and

   WHEREAS, the Fund and the Adviser desire to amend the Addendum; and

   WHEREAS, except as amended hereby, all the terms of the Addendum shall remain in full force and effect;

   NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree to amend and modify the Addendum as follows:

    1. Compensation.
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       The Adviser shall receive annual compensation from the Fund on behalf of the Portfolio for the services provided and the expenses assumed pursuant to the


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       Advisory Agreement computed daily and payable monthly, as a percentage of the Portfolio's average daily net assets, and calculated as follows:

                                                               MANAGEMENT
       PORTFOLIO                      AVERAGE DAILY NET ASSETS  FEE RATE
       ---------                      ------------------------ ----------
       BlackRock Alternative Capital
         Strategies Fund............. First $1 billion            0.80%
                                      $1 billion--$3 billion      0.75%
                                      $3 billion--$5 billion      0.72%
                                      $5 billion--$10 billion     0.70%
                                      Greater than $10 billion    0.68%

    2. Miscellaneous. Except to the extent supplemented hereby, the Addendum
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       shall remain unchanged and in full force and effect.

    3. Release. "BlackRock Funds" and "Trustees of BlackRock Funds" refer
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       respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

                                 [End of Text]

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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Addendum No. 12 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

                                             BLACKROCK FUNDS

                                             By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                             BLACKROCK ADVISORS, LLC

                                             By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

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